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                                 PROMISSORY NOTE


$22,500,000.00                                           Oklahoma City, Oklahoma
                                                                   July 23, 2001


                  FOR VALUE RECEIVED, the undersigned, SEVEN SEAS PETROLEUM INC., a Cayman Islands exempted company limited by shares (the "Borrower"), promises to pay to the order of CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the payee, its successors and assigns are hereinafter called the "Lender"), at 6100 North Western Avenue, Oklahoma City, Oklahoma, or at such other place as may be designated in writing by the Lender, the principal sum of TWENTY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($22,500,000.00), plus all Additional Amounts (as hereinafter defined) together with interest thereon at the rates hereinafter stated:

                  Prior to Default the unpaid principal balance of this Note will bear interest at the per annum rate equal to twelve percent (12%). Interest will accrue and be compounded quarterly through July 23, 2003 and the interest accrued as of July 23, 2003 will continue to compound quarterly and will be payable on the Maturity Date of this Note. Interest accruing on this Note after July 23, 2003 will be paid quarterly commencing on October 23, 2003, and on the twenty-third (23rd) day of each successive January, April, July and October thereafter until this Note is paid in full. All interest will be computed for the actual number of days elapsed at a per diem charge based on a year consisting of three hundred sixty
                  (360) days.

                  Provided that no event of Default has occurred or is continuing under the Loan Agreement (as hereafter defined) or any of the documents or instruments executed in connection therewith, there will be no required principal payments due on this Note until the Maturity Date. The entire unpaid principal balance of this Note plus all accrued and unpaid interest thereon plus all Additional Amounts will be due and payable on the Maturity Date.

1. Definitions. Unless otherwise defined herein, all terms defined or referenced in that certain Note Purchase and Loan Agreement dated July 9, 2001, among the Borrower, the Subsidiaries and the Lender (the "Loan Agreement") will have the same meanings herein as therein defined. As used in this Note, "Maturity Date" means the earlier of: (a) the date the Lender notifies the Borrower that the unpaid principal balance of this Note is due based on the occurrence of an event of Default which has not been timely cured; or (b) November 7, 2004.


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2. Advances. This Note is executed and delivered in connection with the Loan
Agreement. Advances and payments hereunder may, at the option of the Lender, be recorded on this Note or on the books and records of the Lender and will be prima facie evidence of said advances, payments and unpaid balance of this Note. It is specifically agreed that the aggregate of advances made during the term of this Note will not exceed the face amount hereof. All payments on this Note will be applied first to the payment of accrued interest and the balance will be applied in reduction of the principal balance hereof provided that no payment will be applied to this Note until received by the Lender in collected funds. All advances made or to be made under this Note will be made subject to the terms and conditions stated in the Loan Agreement.

3. Additional Amounts. The Borrower will make all payments of principal of, premium, if any, and interest on this Note free and clear of, and without withholding or deduction for or on account of, any current or future taxes, levies, imports, deductions, withholdings, collections, duties, assessments or charges of whatever nature and any fines, penalties, interest or liabilities with respect thereto imposed, levied, collected, withheld or assessed by or on behalf the Cayman Islands, Colombia, Panama, Canada or any other jurisdiction with which Seven Seas has any connection (including any jurisdiction from or through which payments under this Note are made) or any political subdivision or authority therein or thereof having power to tax (referred to herein as a "Tax" or "Taxes"), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction for or on account of any Tax is required, (excluding any Taxes imposed on the Lender by the jurisdiction (or by a political subdivision thereof) under the laws of which (or under the laws of a political subdivision of which) the Lender is organized (such excluded Taxes are referred to herein as "Excluded Taxes")), the Borrower will pay such additional amounts ("Additional Amounts") as will result in receipt by the Lender of such amounts as would have been received by the Lender had no such withholding or deduction of Taxes been required, provided that:

                  No Additional Amounts shall be payable for or on account of any Tax which would not have been imposed but for:

                           (a) the existence of any present or former connection
between the Lender and the Cayman Islands, Colombia, Panama, Canada or any other jurisdiction with which the Borrower has any connection (including any jurisdiction from or through which payments under this Note are made) or any political subdivision or authority therein (other than merely holding this Note), including, without limitation, the Lender being or having been engaged in business therein or having had a permanent establishment therein;

                           (b) the presentation of this Note (where presentation
is required) more than 30 days after the date on which the payment in respect of this Note became due and payable or provided for, whichever is later, except to the extent that the Lender would have been entitled to such Additional Amounts if it had presented this Note for payment on any day within such period of 30 days;

                           (c) the failure of the Lender to comply with a
request by the Borrower addressed to the Lender (i) to provide information concerning the nationality, residence or identity


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of the Lender or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

                           (d) any combination of items (a) , (b) and (c).

                  In the event that the Borrower fails to pay any Taxes (other than Excluded Taxes) when due to the appropriate taxing authority and the Lender is subsequently assessed by such taxing authority in respect of such Taxes, the Borrower will pay such Taxes assessed to the taxing authority. In the event that the Lender has previously paid such Taxes to the taxing authority, the Borrower will promptly indemnify and reimburse the Lender in respect of all such Taxes so paid plus interest at the rate borne by this Note.

                  Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of this Note or the net proceeds received on the sale or exchange of this Note, such mention will be deemed to include the payment of Additional Amounts provided for in this Note to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to this Note.

4. Payments. All payments and prepayments of principal or interest on the Note will be made to the Lender in collected and freely transferable funds at or before 11:00 a.m. Oklahoma City, Oklahoma time on the date due. All payments will be paid in full without set off or counterclaim. If any payment under this Note becomes due and payable on a day other than a business day, the maturity thereof will be extended to the next succeeding business day and such extension of time will in such case be included in the computation of payments of interest.

5. Prepayment. The Borrower will have the right to prepay this Note in whole or in part at any time and from time to time without premium or penalty.

6. Expenses. The Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the Lender's rights hereunder or under any instrument securing payment of this Note, the Borrower will pay the Lender's reasonable attorneys' fees, all court costs and all other expenses incurred by the Lender in connection therewith.

7. Default Interest. Any sum not paid when due, by acceleration or otherwise, will bear interest at the per annum rate equal to thirteen percent (13%) and such interest which has accrued will be paid at the time of and as a condition precedent to curing any Default hereunder. During the existence of any such Default, the Lender may apply any payments received on any amount due hereunder or under the terms of any instrument now or hereafter evidencing or securing this indebtedness as the Lender determines from time to time in the Lender's sole discretion.

8. Financing Documents. This Note is issued by the Borrower and accepted by the Lender pursuant to a lending transaction negotiated, consummated and to be performed in Oklahoma City, Oklahoma. Payment of this Note is secured by and subject to the terms and conditions of the Loan Agreement,


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all of the Related Agreements and all other documents and instruments executed in connection therewith or otherwise evidencing or securing payment hereof (the "Financing Documents"). This Note is to be construed according to the internal laws of the State of Oklahoma. All actions with respect to this Note, the Financing Documents or any other instrument securing payment of this Note may be instituted in the courts of the State of Oklahoma sitting in Oklahoma County, Oklahoma, or the United States District Court sitting in Oklahoma City, Oklahoma, as the Lender may elect, and by execution and delivery of this Note, the Borrower irrevocably and unconditionally submits to the jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waives: (a) any objection the Borrower might now or hereafter have to the venue in any such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

9. Default. On the breach of any provision of this Note, the occurrence of any event of Default under the Loan Agreement or any of the other Loan Documents or any other instrument securing payment of this Note, at the option of the Lender, the entire indebtedness evidenced by this Note will become immediately due, payable and collectible then or thereafter as the Lender might elect, regardless of the stated date of maturity hereof. Failure by the Lender to exercise such option will not constitute a waiver of the right to exercise the same in the event of any subsequent default.

10. Other Parties. The makers, endorsers, sureties, guarantors and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest and notice of nonpayment. Said parties consent to any extension of time (whether one or more) of payment hereof, release of all or any part of the security for the payment hereof or release of any party liable for the payment of this obligation. Any such extension or release may be made without notice to any such party and without discharging such party's liability hereunder.

                  IN WITNESS WHEREOF, the Borrower has executed this instrument effective the date first above written.

                                      SEVEN SEAS PETROLEUM INC., a Cayman
                                      Islands exempted company limited by shares


                                      By /s/ LARRY A. RAY
                                         ---------------------------------------
                                         Larry A. Ray, President

                                      (the "Borrower")

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PROMISSORY NOTE
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